EXHIBIT 99.1

N E W S R E L E A S E

SUBJECT:	HAVERTY FURNITURE

REPORTS RESULTS FOR THIRD QUARTER 2004

ATLANTA, GEORGIA, OCTOBER 28, 2004 - HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported earnings for the third quarter ended September 30, 2004. Net income for the third quarter was $4.3 million or $0.19 per diluted share of Common Stock, as compared to the third quarter 2003 net income of $7.4 million or $0.33 per diluted share of Common Stock.

For the nine months ended September 30, 2004, net income was $14.2 million or $0.61 per diluted share of Common Stock versus net income of $14.4 million or $0.65 per diluted share of Common Stock for the same period in 2003.

Net sales for the third quarter of 2004 were $197.4 million, an increase of 1.1% over sales of $195.4 million for the corresponding quarter in 2003. As previously reported, comparable-store sales decreased 1.0% for the quarter.

Clarence H. Smith, president and chief executive officer, said, “The third quarter was one of our more challenging periods in recent years. We started the quarter with strong sales and began ramping up our operations for the months ahead. Unfortunately, the severe weather which hit Florida and other southeastern markets proved detrimental to our sales and delivery efforts. August sales were off due to one hurricane and September sales were off 25% in the affected markets as three hurricanes made landfall. These lost sales were particularly significant because our Florida stores normally produce approximately 23% of our total sales. In addition to the revenue impact, the far ranging and prolonged periods of evacuations and disruptions made it difficult to control expenses. The hurricanes damaged several of our facilities including significant destruction to a local market warehouse and two stores. Our insurance coverage prevented us from incurring financial losses from the property damage. The Ft. Pierce store, which was the most severely damaged, has been closed for repairs after being hit by two hurricanes and will be reopened in mid-November. The good news for many consumers who were impacted by the severe weather is the timely receipt of their insurance settlements and we have seen a substantial increase during October in our sales order activity in these markets.

“Gross margins for the third quarter were impacted by a non-recurring cost of sales adjustment of $1.2 million or 61 basis points. This adjustment resulted from our internal controls evaluations in connection with our Sarbanes-Oxley Act compliance. We had been undercosting warranty sales because of changes to our systems during 2001, when we converted to the billed-upon-delivery revenue recognition method. The amounts for the individual prior periods related to this adjustment are not material and the process for costing of warranties has been corrected. Excluding this amount, margins improved slightly during the third quarter over last year on a comparable basis. The gross margins would have shown greater improvement since we used less promotional

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NEWS RELEASE — October 28, 2004 HAVERTY FURNITURE COMPANIES, INC.	Page 2

pricing this year but this was mostly offset by an increase in the LIFO provisions of $0.3 million or 15 basis points, versus an 8 basis point decrease in the reserve in the third quarter last year.

“SG&A expenses as a percent of sales for the third quarter were up significantly as compared to last year’s period due to the lower than planned sales, but were relatively unchanged from the 47.3% experienced in the second quarter of this year. We continue to build our Havertys brand image with our target customers. We have increased our television advertising during 2004, particularly in our larger and newer markets and in the third quarter invested $1.0 million more than last year.

“Our distribution system continues on its track to completion with the planned closing and selling of our regional warehouse in Mississippi and the conversion of our Dallas regional warehouse to a distribution center running our enhanced DC system during the fourth quarter. We experienced some storm related delays in the construction of our Florida DC and will be moving from our existing Florida Regional warehouse in Ocala into the new facility in Lakeland in January 2005. The completion of these actions will enable us to reduce our operating costs and better serve our customers.

“Although our October sales order activity is very strong, October deliveries are tracking at only a modest increase over last year due to import flow issues. We have experienced some delays for product which enters through west coast ports and for groups whose production was shifted to Vietnam from China. We expect that these issues will improve in November.

“We are pleased to announce the acquisition of land in the growing southeastern suburbs of metro-Atlanta near Stonecrest Mall for a new store to open late in 2005. We believe the strength of our merchandising and ability to service our customer give us a distinct advantage in gaining market share in Atlanta and in our other markets in the months ahead,” Smith concluded.

In November 2002, the Emerging Issues Task Force issued EITF 02-16, “Accounting by a Customer for Cash Consideration Received from a Vendor.” This EITF places certain restrictions on the treatment of advertising allowances and requires vendor rebates to be treated as a reduction of inventory costs for agreements entered into or significantly modified after November 30, 2002, unless they represent a reimbursement of specific, incremental, identifiable costs incurred by the customer to sell the vendor’s product. The adoption of EITF 02-16 did not have a material impact on the Company’s 2003 financial statements as most contracts were in place prior to the effective date or allowances were tracked and identified with specific incremental advertising costs. Beginning in 2004, the Company elected to treat all cooperative advertising funds received from vendors as a reduction in the cost of inventory.

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NEWS RELEASE — October 28, 2004 HAVERTY FURNITURE COMPANIES, INC.	Page 3

The change in the classification of the co-operative advertising funds and rebates in accordance with GAAP makes a reconciliation necessary to compare the current year periods to prior-year periods. The following table adjusts the gross profit and SG&A line items to a comparable basis (in millions):

	Quarter Ended September 30					Nine Months Ended September 30
			% Net Sales					% Net Sales
	2004	2003	2004	2003	% Change	2004	2003	2004	2003	% Change
Gross profit, as reported	$99.1	$95.8	50.20%	49.05%	1.15	$287.7	$262.4	50.72%	48.65%	2.07
Co-op advertising funds and rebates	—	3.4	—	1.75	(1.75)	—	9.9	—	1.84	(1.84)

Gross profit on a comparable basis (1)	$99.1	$99.2	50.20%	50.80%	(0.60)	$287.7	$272.3	50.72%	50.49%	0.23

S,G&A, as reported	$93.4	$85.3	47.31%	43.67%	3.64	$267.1	$240.8	47.09%	44.65%	2.44
Co-op advertising funds and rebates	—	3.4	—	1.75	(1.75)	—	9.9	—	1.84	(1.84)

S,G&A on a comparable basis (1)	$93.4	$88.7	47.31%	45.42%	1.89	$267.1	$250.7	47.09%	46.49%	0.60

(1)	The adjusted 2003 amounts for the periods presented are for informational purposes only and are non-GAAP as defined by Regulation G.

Havertys is a full-service home furnishings retailer with 115 showrooms in 15 southern and central states providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company’s website at www.havertys.com.

This release includes forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company’s reports filed with the SEC.

The company will sponsor a conference call Friday, October 29, 2004 at 10:00 a.m. Eastern Daylight Time to review the third quarter. Listen-only access to the call is available via the web at havertys.com (For Investors) and at streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

NEWS RELEASE — October 28, 2004 HAVERTY FURNITURE COMPANIES, INC.	Page 4

	Condensed Consolidated Statements of Income
	(Amounts in thousands except per share data)
		(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net sales	$197,445	$195,352	$567,360	$539,366
Cost of goods sold	98,326	99,535	279,625	276,991

Gross profit	99,119	95,817	287,735	262,375
Credit service charges	992	1,491	3,459	5,012

Gross profit and other revenue	100,111	97,308	291,194	267,387
Expenses:
Selling, general and administrative	93,406	85,306	267,143	240,849
Interest	741	886	2,830	3,183
Provision for doubtful accounts	116	626	445	1,731
Other (income) expense, net	(987)	(1,344)	(1,840)	(1,467)

Total expenses	93,276	85,474	268,578	244,296

Income before income taxes	6,835	11,834	22,616	23,091
Income taxes	2,551	4,437	8,437	8,659

Net income	$4,284	$7,397	$14,179	$14,432

Basic earnings per share:
Common Stock	$0.19	$0.34	$0.64	$0.67
Class A Common Stock	$0.18	$0.32	$0.60	$0.63
Diluted earnings per share (1):
Common Stock	$0.19	$0.33	$0.61	$0.65
Class A Common Stock	$0.18	$0.31	$0.59	$0.62
Weighted average shares — basic
Common Stock	18,252	17,501	18,187	17,380
Class A Common Stock	4,338	4,485	4,348	4,512
Weighted average shares — assuming dilution (1):
Common Stock	22,965	22,589	23,066	22,221
Class A Common Stock	4,338	4,485	4,348	4,512
Cash dividends per common share:
Common Stock	$0.0625	$0.0575	$0.1875	$0.1725
Class A Common Stock	$0.0575	$0.0525	$0.1725	$0.1575

(1)	See additional details at the end of this release.

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NEWS RELEASE — October 28, 2004 HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 5

Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30,	December 31,	September 30,
	2004	2003	2003
Assets
Cash and cash equivalents	$20,612	$31,591	$18,296
Accounts receivable, net of allowance	76,799	86,709	93,128
Inventories at LIFO cost	114,922	106,264	109,719
Other current assets	17,106	15,578	11,493

Total Current Assets	229,439	240,142	232,636
Accounts receivable, long-term	10,292	10,945	11,635
Property and equipment, net	183,819	171,546	148,404
Other assets	8,364	10,569	8,389

	$431,914	$433,202	$401,064

Liabilities and Stockholders’ Equity Notes payable to banks	$—	$—	$—
Accounts payable and accrued expenses	82,223	87,770	83,456
Current portion of long-term debt and capital lease obligations	13,268	13,528	12,682

Total Current Liabilities	95,491	101,298	96,138
Long-term debt and capital lease obligations	57,159	65,402	55,030
Other liabilities	13,780	13,766	10,417
Stockholders’ equity	265,484	252,736	239,479

	$431,914	$433,202	$401,064

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NEWS RELEASE — October 28, 2004 HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 6

Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Operating Activities
Net Income	$14,179	$14,432
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,145	12,704
Provision for doubtful accounts	445	1,731
(Gain) loss on sale of property and equipment	(703)	(438)
Other	(27)	—
Changes in operating assets and liabilities	(5,054)	26,682

Net cash provided by operating activities	22,985	55,111

Investing Activities
Capital expenditures	(28,216)	(15,049)
Purchases of properties previously under leases	—	(4,238)
Proceeds from sale of property and equipment	2,501	2,223
Other investing activities	2,246	600

Net cash used in investing activities	(23,469)	(16,464)

Financing Activities
Net increase (decrease) in borrowings under revolving credit facilities	—	(15,900)
Payments on long-term debt and capital lease obligations	(8,503)	(8,289)
Treasury stock acquired	—	(245)
Proceeds from exercise of stock options	2,165	3,668
Dividends paid	(4,157)	(3,705)
Other financing activities	—	356

Net cash used in financing activities	(10,495)	(24,115)

(Decrease) increase in cash and cash equivalents	(10,979)	14,532
Cash and cash equivalents at beginning of year	31,591	3,764

Cash and cash equivalents at end of period	$20,612	$18,296

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NEWS RELEASE — October 28, 2004 HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 7

(1)	The following details how the number of shares in calculating the diluted earnings per share for Common Stock are derived under SFAS 128 and EITF 03-6 (shares in thousands):

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Common:
Weighted average shares outstanding	18,252	17,501	18,187	17,380
Assumed conversion of Class A Common shares	4,338	4,485	4,348	4,512
Dilutive options	375	603	531	329

Total weighted-average diluted common shares	22,965	22,589	23,066	22,221

The amount of earnings used in calculating diluted earnings per share of Common Stock is equal to net income since the Class A shares are assumed to be converted.

Diluted earnings per share of Class A Common Stock includes the effect of dilutive common stock options which reduces the amount of undistributed earnings allocated to the Class A Common Stock.

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Contact: Dennis L. Fink, EVP & CFO or
Jenny Hill Parker, VP, Secretary & Treasurer
404-443-2900